February 15, 2018                            Exhibit 10.12

Mr. Salvatore Abbate

Dear Sal,

We are pleased to offer you the position of SVP, Chief Commercial Officer with Veritiv Operating Company. This position is based out of Atlanta, Georgia and reports to Mary Laschinger, Chairman and CEO. Your anticipated start date will be on or around April 16, 2018.

You will receive a monthly salary of $38,333.33 (which equates to $460,000 per year). In accordance with Veritiv’s current payroll practices, your salary will be paid on the last working day of the month. This is a salaried exempt position, which means that you will not be eligible for overtime pay.

In addition to your salary, this position is eligible to participate in Veritiv’s Annual Incentive Plan (AIP). The AIP is an incentive plan that provides you with an opportunity to share in the financial success of the Company through a bonus based on both the Company’s performance and your own individual performance. Subject to the terms of the AIP, your current annual target bonus amount is 70% of your annual base salary, or $322,000. In your initial year of employment, you will be eligible for a pro-rated bonus for the portion of the performance period that you are employed by the Company pursuant to the Plan. In addition to any pro-rated bonus payable for 2018, you will also receive a guaranteed payment of $100,000, payable at the same time as the 2018 AIP.

You will be eligible to participate in the Veritiv Long-Term Incentive (LTI) Plan. The LTI is an equity incentive plan. Subject to the terms of the LTI, your current target grant value is 120% of your annual base salary or $552,000. Grants have a three-year performance period and are paid out at the end of the performance period based on attainment of specified business goals. LTI awards are made in the form of restricted stock units (20% of grant value) and performance stock units (80% of grant value). Your initial grant will be made on the first day of the calendar quarter following your start date and will have a value of $552,000. Additional information will be sent to you following the grant date.

In addition to, and on the same day as, the initial LTI grant set forth in the immediately preceding paragraph, you will receive a special grant of restricted stock units with a value at grant of $500,000 (Special RSU Grant). One-half of the Special RSU Grant will vest on the second anniversary of the grant date, provided you are employed by the Company on such date, and further provided that, in the event of either your death or a company-initiated not-for-cause termination prior to such date, one-half of the Special RSU Grant will vest and be settled upon your death or separation from the Company, as appropriate. One quarter of the Special RSU Grant will vest on each of the third and fourth anniversary of the grant date, provided you are employed by the Company on each vesting date. Vested RSUs will be settled in Veritiv common stock. An award agreement will be provided to you online.

1000 Abernathy Road NE, Suite 1700, Atlanta, GA 30328 | 770 391 8200 | veritivcorp.com
Offer Letter – Salaried Exempt

In addition, you will receive a one-time cash signing bonus in the gross amount of $950,000, which will be paid in three installments. The first installment of $350,000 will be paid upon hire. The second installment of $350,000 will be paid in January 2019, and final installment of $250,000 will be paid in January 2020, both assuming your continued employment. In the event of either your death or a company-initiated not-for-cause termination, these payments will be made upon your death or separation from the company, as appropriate. Please note that the amounts paid will be net of applicable tax withholdings.

This position is eligible for relocation benefits in accordance with Veritiv’s relocation policy. The relocation process is administered by NuCompass. Additional information on this process will be provided to you upon your acceptance of this offer. The relocation benefit is based upon the expectation that you will be employed with the Company for one year or more. Should you voluntarily terminate your employment within 12 months of your start date, you will be required to reimburse the Company for relocation benefits paid to you, or on your behalf, to the extent permitted by applicable law.

Through June 30, 2019, the Company will pay your reasonable commuting expenses including flight, accommodations and rental car. Living expenses such as food, gasoline or household expenses will not be reimbursed or paid. It is expected that you will find mutually agreed upon temporary housing, and that you be in the office or traveling for business the majority of the week. By the start of the 2019 – 2020 Atlanta area school year you will be expected to have fully relocated to the greater Atlanta area.

You will be eligible for benefits on your first day of employment. Veritiv’s competitive benefits program provides options for medical, dental, vision, and life insurance for you and your dependents, as well as time off, disability and life insurance, retirement savings benefits, and more. You will have 31 days from your eligibility date to enroll in benefits. You will receive information on how to enroll in benefits after your first day of employment.

You will also be eligible for up to five weeks of vacation on an annual accrual basis.

This offer of employment is contingent upon successful completion of a drug screen, background investigation, reference check and approval of the Compensation and Leadership Development Committee. Upon your acceptance of this offer, I will provide you with the necessary forms and instructions to start these processes.

Pursuant to the Immigration Reform and Control Act (IRCA), you must also verify your identity and authorization to work. Therefore, if you accept this offer, you will be required to complete an I-9 Employment Eligibility Verification Form no later than the first day of employment. Additionally, within three business days of the date your employment begins, you will need to supply acceptable documentation of your identity and work authorization. A complete list of acceptable documents is available at http://www.uscis.gov/sites/default/files/files/form/i-9.pdf.

Finally, this offer is also contingent upon your signing and returning the enclosed Noncompetition Agreement.

Offer Letter – Salaried Exempt

This employment offer is based upon your skills and abilities, not because of confidential, trade secret, or other proprietary information of your former employer(s) which you may have knowledge. By accepting this offer, you expressly agree that:

1)
You have not retained and will not retain any documents (in whatever form, whether hard copy or electronic) containing confidential, trade secret, or proprietary information belonging to any of your former employers;

2)	You have maintained and will continue to maintain your duty of loyalty to your former employer until your termination date with that employer;

3)	During your employment with Veritiv, you will not utilize or disclose any confidential, trade secret, or proprietary information belonging to any of your former employers; and

4)
If you are subject to a non-compete agreement and/or any other restrictive covenant with a former employer or any other entity, you have advised us of the existence of that restrictive covenant and have truthfully and accurately represented to us your understanding that the restrictive covenant will not prevent you from performing the duties of the position that we have offered you.

Please note that your employment with Veritiv is on an at-will basis and is not guaranteed for any length of time. This means that both you and the Company may terminate the employment relationship at any time, for any reason, with or without cause or notice, and in accordance with applicable law. Additionally, the terms and conditions of your employment, including but not limited to your position, job responsibilities, compensation, and benefits, may be altered by the Company at its sole discretion.

To accept this offer, please sign this letter and return it to me by April 3, 2018.

I am delighted that you are considering joining the Veritiv team and believe that you will find this opportunity to be personally and professionally rewarding. Please feel free to contact me with any questions.

Yours Truly,

/s/ Elizabeth Patrick
Elizabeth Patrick
SVP, Chief HR Officer

ACCEPTED & AGREED:

/s/ Salvatore Abbate                        April 2, 2018
Salvatore Abbate                        Date

3
Offer Letter – Salaried Exempt